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               AGREEMENT BETWEEN AMPLIDYNE, INC.
                             AND
             ELECTRONIC MARKETING ASSOCIATES, INC.


THIS AGREEMENT made this 8/28/95 by and between Amplidyne Inc., a corporation incorporated under the laws of the State of New Jersey having its principal office at Ilene Court, Belle Mead, NJ, hereinafter referred to as "Manufacturer," and Electronic Marketing Associates manufacturers' representative company operating under the laws of the state of Maryland principal office located at: 14100 Luarel Park Drive, Suite A, Laurel, MD 20707 herein after referred to as "Representative,"provides as follows:

1. APPOINTMENT AND ACCEPTANCE. Manufacture appoints Representative as its exclusive selling representative to sell products (enumerated in Provision #4 hereof) in the territory (defined in Provision #2 hereof); and Representative accepts the appointment and agrees to sell and promote the sales of the Manufacturer's products.

2. TERRITORY. Representative's territory shall consist of the following New Jersey, Pennsylvania, Maryland, Virginia, Washington, DC, Delaware.

3.  HOUSE ACCOUNT.  With the following exceptions,:
    AT&T, Whippany, NJ buying the following products:
                    KS21583, L3, L4, L5 & L6
                    K723757 L1 & L3

4. PRODUCT. All "products" of the Manufacturer are to be sold by the Representative, except those specified below:
                 AT&T products: KS21583 L3, L4, L5 & L6
                                KS23757 L1 & L3

5. Amount of Compensation. Representative compensation per order for services performed hereunder shall be a percentage of the "net invoice price" of the Manufacturer's product shipped into the Representative's territory on a sliding scale as follows:

    10% of the first $   15,000     ($        0 to  $   15,000)
     8% of the next  $   35,000     ($   15,001 to  $   50,000)
     6% of the next  $   50,000     ($   50,001 to  $  100,000)
     4% of the next  $  150,000     ($  100,001 to  $  250,000)
     2% of the next  $  750,000     ($  250,001 to  $1,000,000)
     1% of all over  $1,000,000     ($1,000,001 and up)

    When engineering, execution of the order, or shipment involved in different territories, The Manufacture will split the full commission among the Representative whose territories are involved. The Manufacturers will make this determination and advise the interested Representative at the time the order is submitted to the Manufacturer.



    Manufacturer shall have the right to reasonably reduce

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    commissions when a quotation is reduced for the purpose of securing an order. Manufacturer agrees to notify the Representative at the time the order is placed.

6.  COMPUTATION AND PAYMENT OF COMMISSION.
    Comissions are based upon the net F.O.B.

a. Invoiced amount of orders received and accepted by Manufacturer from the aforesaid territory of the Representative. Such commissions to be paid on the 15th of every month following the month after Manufacturer has received payment in full for individual invoices or progress payments.

b. At the time of payment, manufacturer will send Representative a commission statement showing the computation of commissions.

c. "Net invoice price" shall mean the total price that an order is invoiced to the customer, including any increase or decrease in the total amount of the order (even if such increase or decrease takes place after the effective date of termination), but excluding shipping and mailing costs, taxes, insurance, and any allowances or discounts granted to the customer by the Manufacturer.

d.  There shall be deducted from any sum due Representative:
    1. An amount equal to commissions previously paid or credited on sales of Manufacturer products, which have since been returned to the customer or on allowance credited to the customer for any reason by the Manufacturer; and
    2. An amount equivalent to commissions previously paid or credited on sales which Manufacturer shall not have been fully paid the customer whether by reason of the customer's bankruptcy, insolvency, or any other reason which, in Manufacture judgement, renders the account uncollectible (if any sums are ever realized upon such uncollectible accounts, Manufacturer will pay Representative its percentage of commissions applicable at the time of the original sale upon the net proceeds of such collection).

e. "Order" shall mean any commitment to purchase Manufacturer's products which calls for shipment into Representative's territory or which is subject to split commission in accordance with Provision #4 hereof.

7. ACCEPTANCE OF ORDERS. All order are subject to acceptance or rejection by an authorized officer of Manufacture at its home office and to the approval of Manufacture's credit department. Manufacturer shall be responsible for all credit risk and collection.

    If Manufacturer notifies customer of its acceptance or rejection of an order, a copy shall be transmitted to the Representative.

8.  TERMS OF SALE.  All sales shall be at prices and upon terms established by Manufacturer and it shall have the right, in its sole discretion, from time to time, to establish, change, alter or amend prices and other terms and conditions of sale.
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    Representative shall not accept orders in the
    Manufacturer's name, make price quotations or delivery promises without the Manufactures prior approval.

9.  REPRESENTATIVE'S RELATIONSHIP AND CONDUCT OF BUSINESS.
    a. Representative shall maintain a sales office in the territory and shall use it best efforts and devote such time as may be reasonably necessary to sell and promote the sale of Manufacturer's products within the territory.

    b. Representative will conduct all of it business in its own name and in such manner it my see fit. Representative will pay all expenses whatever of its office and activities and will be responsible for the act and expenses of its employees.

    c. Respresentative shall not, without prior written consent of the Manufacturer, handle products which, in the opinion of Manufacturer, are competitive with the products of the Manufacturer being handled by the Representative. Representative shall notify the Manufacturer whenever taking on any additional lines other than those now handled by the Representative, or whenever his relationship is terminated with any other Manufacturer which it now represents.

    d. Nothing in this Agreement shall be construed to constitute the Representative as the partner, employee, or agent of the Manufacturer, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible only for its own actions.

    e. Representative shall not, without Manufacturer's prior written approval, alter, enlarge or limit orders, make representation or guarantees concerning Manufacturer's product, or accept the return of or make any allowance for such products.

    f. Representative shall furnish information to Manufacturers'
    Accounting Department any information which it may have from time to time relative to the credit of its customers.

    g. Representative shall abide by Manufacturer's policies and communicate same to Manufacturer's customers.

    h. Manufacturers shall be solely responsible for the design, development, supply production and performance of its products and the protection of its trade names.


    i. Manufacturer shall furnish Representative, at no expense to the Representative, a reasonable quantity of catalogs, literature, and any other material necessary for the proper promotion and sale its products in the territory. Any literature which is not used or samples, or other equipment belonging to Manufacturer, shall be returned to the Manufacturer at its request.


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    [Missing Text]
10. TERMS OF AGREEMENT AND TERMINATION. This agreement may be terminated with or without cause by either party after 30 days from date of written notice.

    Notice of termination shall be certified or registered by mail. The effective date of notice or termination shall be the date mailed.

11. RIGHTS UPON TERMINATION. Upon termination of this Agreement for any reason, Representative shall be entitled to:

    a. Commissions for all orders booked [illegible] into Representative's territory which are dated on communicated to Manufacture prior to effective date of termination; and

    b. Its share of split commissions for orders dated or communicated to Manufacturer prior to this effective date of termination, regardless of when such orders are shipped.

12. GENERAL. This Agreement contains the entire understanding of the parties, and shall supersede any other oral or written agreement, and shall insure to the benefit of Manufacturer's successors and assigns. It may be modified in any way without the written consent of both parties. Representative shall not have the right to assign this Agreement in whole or part without Manufacturers written consent.

13. CONSTRUCTION OF AGREEMENT. This Agreement shall be construed according to the laws of the State of New Jersey. IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written in multiple counterparts, each of which shall be considered an original.

    MANUFACTURERS:                        SALES REPRESENTATIVE
    ==============                        ====================
    AMPLIDYNE, INC.                       ELECTRONIC MARKETING
    UNITS 9 & 10, BLDG 7                  ASSOCIATES,
    Ilene Court                           14100 LAUREL PARK DRIVE
    Belle Mead,                           LAUREL, MD 20707
    NJ 08502                              Dated 8/23/95

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    Date 9/15/94                          Date 8/24/95